Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Plan Administrative Committee
Rent‑A‑Center East, Inc. Retirement Savings Plan for Puerto Rico Employees:
We consent to the incorporation by reference in the registration statement (No. 333‑171926) on Form S‑8 of Rent‑A‑Center, Inc., of our report dated June 24, 2016, with respect to the statements of net assets available for benefits of the Rent‑A‑Center East, Inc. Retirement Savings Plan for Puerto Rico Employees as of December 31, 2015 and 2014, the related statement of changes in net assets available for benefits for the year ended December 31, 2015, and the supplemental schedule H, Part IV, Line 4i - schedule of assets (held at end of year) as of December 31, 2015, before the effects of the adoption of Accounting Standards Update No. 2015-10, and before the effects of the adoption of Accounting Standards Update No. 2015-12, as more fully described in Note B to the financial statements for the year ended December 31, 2015, which report appears in the December 31, 2016 annual report on Form 11‑K of the Rent‑A‑Center East, Inc. Retirement Savings Plan for Puerto Rico Employees.
/s/KPMG LLP
Dallas, Texas
June 29, 2017